Exhibit 99.1
NEWS

For Immediate Release

Bankers Life Notifies Customers of Data Security Incident

CHICAGO, October 25, 2018 - Bankers Life announced today the notification of certain customers and applicants regarding a data security incident. Bankers Life promptly notified federal law enforcement when it learned about the incident on August 7, 2018. The company also hired an external forensics investigator to conduct the investigation and took steps to further restrict and monitor access to systems and enhance its security procedures.

The investigation revealed that unauthorized third parties accessed credentials of a limited number of Bankers Life employees between May 30 and September 13, 2018. During this period, unauthorized third parties used improperly obtained employee information to gain access to certain company websites, potentially resulting in unauthorized access to personal information of policyholders and applicants. Based on the investigation, the company has no reason to believe that its systems or network have been otherwise compromised.
Federal law enforcement informed Bankers Life that disclosure of the incident could interfere with or impede its investigation. Once this concern was removed, the company promptly notified consumers and regulators as required by law and additional individuals whose information may have been accessed.
The personal information that may have been accessed includes names, addresses, date of birth, insurance information (such as application or policy number, types of insurance, premiums, dates of service and claim amounts) and the last four digits of Social Security numbers. Except for a limited group of individuals, the investigation has not identified any unauthorized access to full Social Security numbers, driver’s license or state identification card numbers, bank account numbers, or medications, diagnosis, or treatment plan information. In addition, based on the investigation, no credit or debit card information was accessed.
Bankers Life takes the privacy and security of customers’ personal information seriously. The company has arranged for notified customers, including policyholders with Medicare Supplement insurance policies issued by its affiliate, Colonial Penn Life Insurance Company, to receive identity repair and credit monitoring services free of charge to help protect against the potential unauthorized use of their personal information.
For more information regarding this incident visit www.BankersLife.com/security-incident or contact Bankers Life at (888) 250-5832.

About Bankers Life: Bankers Life focuses on the insurance needs of middle-income Americans who are near or in retirement. Bankers Life is the marketing brand of Bankers Life and Casualty Company. Bankers Life Medicare Supplement insurance policies are sold by Colonial Penn Life Insurance Company. Select policies are sold in New York by Bankers Conseco Life Insurance Company, a New York licensed insurance company. Each company is a part of CNO Financial Group, Inc. (NYSE: CNO), whose companies provide insurance solutions that help protect the health and retirement needs of working Americans and retirees. There are 4,300 career agents across 285 U.S. sales offices. To learn more, visit BankersLife.com.
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Please direct media inquiries to:
Beth Hengeveld
312.396.7467
Beth.Hengeveld@CNOinc.com